Exhibit 5.1

Eco Wave Power Global AB’s Registration Statement on Form F-3

We, Swedish law firm Setterwalls Advokatbyrå AB, refer to the Registration Statement on Form F-3 (the “Registration Statement”) to be filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), on or about the date hereof by Eco Wave Power Global AB, a corporation organized under the laws of the Kingdom of Sweden (the “Company”), relating to the resale, from time to time, by the Selling Shareholders (as defined in the Registration Statement) of up to 1,831,286 American Depositary Shares (the “ADS”). Each ADS represents eight (8) common shares, par value SEK 0.02 per share, of the Company (the “Common Shares”).

We have examined and relied without investigation as to matters of fact upon the Registration Statement and the exhibits thereto, including such certificates and statements of public officials and officers and representatives of the Company and originals or copies, certified or otherwise identified to our satisfaction, of such other documents, corporate records, certificates and instruments as we have deemed necessary or appropriate to enable us to render the opinions expressed herein. We have assumed the genuineness of all signatures on all documents examined by us, the legal competence and capacity of natural persons, the authenticity of documents submitted to us as originals, and the conformity with authentic original documents of all documents submitted to us as copies.

Based upon the foregoing, in reliance thereon and subject to the assumptions, comments, qualifications, limitations and exceptions stated herein and the effectiveness of the Registration Statement under the Securities Act, we are of the opinion that:

1.	The Company is a corporation duly incorporated and validly existing under the laws of the Kingdom of Sweden; and

2.	The Common Shares and the Common Shares underlying ADS have been duly authorized and are legally issued, fully paid and non-assessable.

We are members of the Swedish Bar and we express no opinion as to any matter relating to the laws of any jurisdiction other than the laws of Sweden.

You have informed us that the Selling Shareholders intend to sell their ADS from time to time, and this opinion is limited to the laws, including the rules and regulations, as in effect on the date hereof. We assume no obligation to update or supplement this opinion to reflect any facts or circumstances which may hereafter come to our attention or any changes in the law which may hereafter occur.

We hereby consent to the filing of this opinion as part of the Registration Statement and the references to this firm in the sections of the Registration Statement entitled “Legal Matters.” This consent is not to be construed as an admission that we are a party whose consent is required to be filed as part of the Registration Statement under the provisions of the Securities Act.

Yours faithfully,

Setterwalls Advokatbyrå AB

/s/ Marcus Nivinger	/s/ Jorgen S. Axelsson
Marcus Nivinger	Jorgen S. Axelsson

Stockholm, 13 September 2024